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Exhibit 3.6

AMENDMENT NO. 2
TO
AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF
MARKWEST ENERGY GP, L.L.C.
a Delaware Limited Liability Company

        This Amendment No. 2 ("Amendment No. 2") to the AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF MARKWEST ENERGY GP, L.L.C. dated May 24, 2002, is agreed to, approved and made effective as of January 19, 2005, by Markwest Energy GP, L.L.C. (the "Company").

WITNESSETH

        WHEREAS, the Class A Member and the Class B Members of the Company made and entered into that certain Amended and Restated Limited Liability Company Agreement effective as of May 24, 2002 (the "Agreement");

        WHEREAS, the Company entered into an Amendment No. 1 to the Agreement effective December 31, 2004;

        WHEREAS, Markwest Hydrocarbon, Inc. ("MarkWest") holds 100 percent of the Class A Membership Interests in the Company and 89.7%, or a majority, of the total Membership Interests of the Company outstanding;

        WHEREAS, the Board, Company and MarkWest desire and the Board has approved the creation of a new sub-group of Class B Membership Interests which would be subject to a vesting period and conditions, and be subject to restricted rights, powers and duties until fully vested;

        WHEREAS, in accordance with Section 3.4 of the Agreement, the Board desires to reflect this new sub-group of Class B Membership Interests by an amendment to the Agreement, as provided herein;

        WHEREAS, Section 18.1 of the Agreement provides that the Agreement may be amended pursuant to any amendment that is approved by Members holding a majority of the total Membership Interests outstanding;

        WHEREAS, Section 18.2 of the Agreement provides that the Class A Members are authorized to execute as attorney-in-fact any amendment described in section 18.1 of the Agreement on behalf of the Class B Members;

        WHEREAS, by execution of this Amendment No. 2, this Amendment No. 2 is hereby approved by Members holding a majority of the total Membership Interests outstanding;

        NOW, THEREFORE, in consideration of the premises, the Agreement is hereby amended as follows:

A.    Amendment:

        1.    Article 1.    DEFINITIONS, of the Agreement is hereby amended by adding the following new definitions:

    ""Restricted Class B Membership Interests" shall have the meaning set forth in Section 3.2(b) hereof.

    "Restricted Member" shall have the meaning set forth in Section 3.2(b) hereof."

        2.    Section 3.2.    CLASS A AND CLASS B MEMBERSHIP INTERESTS, of the Agreement is hereby amended by redesignating the existing Section 3.2 as Section 3.2(a), and adding the following new Section 3.2(b):

          "(b)    RESTRICTED CLASS B MEMBERSHIP INTERESTS.    A subgroup of Class B Membership Interests is authorized under this Agreement, which shall be designated as "Restricted Class B Membership Interests." Such Restricted Class B Membership Interests shall (i) only be issued to or held by employees, officers or Directors of the Company, of MarkWest, or of any of their Affiliates; and (ii) in accordance with the terms of the applicable Membership Interest grant agreement entered into between such Restricted Class B Membership Interests Member (the "Restricted Member") and MarkWest and/or the Company, shall be subject to a vesting schedule and conditions (i.e. subject to forfeiture), and to such other conditions and restrictions of rights, powers and duties as a Member of the Company, all as the Board, Company and/or MarkWest may determine. In addition to the vesting schedule and conditions, such restrictions shall include, but are not limited to, that prior to the date that such Restricted Member's Restricted Class B Membership Interest becomes vested to an unrestricted Class B Membership Interest in accordance with the terms of the applicable grant agreement: (A) the Restricted Member shall have no right to vote on any matter submitted to the Members for a vote or participate in meetings of the Members; (B) Articles 13 and 14 of the Agreement shall not apply to such Restricted Member; (C) in no event shall the Valuation Formula apply to the Restricted Class B Membership Interest (except for original determination of purchase price/Capital Contribution on date of purchase), until the Restricted Class B Membership Interest has vested; (D) if the Restricted Class B Membership Interest expires, or is terminated, cancelled or forfeited, before vesting, either pursuant to the applicable grant agreement conditions or otherwise (e.g., Restricted Member ceases to be an employee, officer or Director of the Company, of MarkWest or of any of its Affiliates), Restricted Member shall, at most, only be entitled to return of original Capital Contribution paid for the Restricted Class B Membership Interest plus any Subsequent Capital Contribution paid by the Restricted Member; and (E) such Restricted Member shall have no right to, and shall not, transfer his or her Restricted Class B Membership Interest, and any such purported transfer, voluntary or involuntary, shall not be recognized by the Company, and shall be void ab initio."

B.    Miscellaneous:

        1.    Terms.    Capitalized terms used but not defined herein shall have the meaning assigned to them in the Agreement.

        2.    Ratification of Agreement.    As expressly modified and amended herein, all of the terms and conditions of the Agreement shall remain in full force and effect.

        IN WITNESS WHEREOF, the undersigned has executed this Amendment No. 2 to the Amended and Restated Limited Liability Company Agreement of MarkWest Energy GP, L.L.C., be effective as of January 19, 2005.

MARKWEST HYDROCARBON, INC.
By CLASS A MEMBER, individually and as attorney-in-fact for the CLASS B MEMBERS of MARKWEST ENERGY GP, L.L.C.
By:	/s/ C. CORWIN BROMLEY
Name: C. Corwin Bromley Title: VP, General Counsel and Secretary

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  Exhibit 3.6
AMENDMENT NO. 2 TO AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF MARKWEST ENERGY GP, L.L.C. a Delaware Limited Liability Company
WITNESSETH